Exhibit 99.1

CDTi to Raise Approximately $3.1 Million

Oxnard, California — Nov. 23, 2015 — Clean Diesel Technologies, Inc. (Nasdaq: CDTI) (“CDTi” or “the Company”) announced it is raising approximately $3.1 million in gross proceeds in a registered offering and a concurrent private placement to institutional investors.

The Company is selling 883,862 shares of common stock and pre-funded warrants to purchase 1,686,138 shares of common stock at a price per share of $1.22 and a price per pre-funded warrant of $1.21 in the registered offering.  The pre-funded warrants will have an exercise price of $0.01 per share.  Concurrently in a private placement, the Company is issuing Series A warrants to purchase 771,000 shares of common stock at an exercise price of $1.70 per share, which are not exercisable for seven months from issuance and are exercisable for five years thereafter.  In addition, in exchange for the surrender and cancellation of outstanding warrants to purchase 856,393 shares of common stock with a weighted average exercise price of $3.19 per share, CDTI is issuing warrants to purchase 856,393 shares of common stock at an exercise price of $1.70, which we refer to as the exchange warrants.  The exchange warrants are not exercisable for seven months from issuance and will expire seven months after the expiration date set forth in the corresponding cancelled warrants.

The net proceeds from the sale of the shares and the warrants, after deducting placement agent fees, commissions and expense reimbursements and other estimated offering expenses payable by CDTi, will be approximately $2.6 million, which does not include any potential proceeds from the cash exercise of any warrants. CDTi intends to use the net proceeds from this offering (including any resulting from the exercise of the warrants, if any) for general corporate purposes, including, but not limited to, working capital, general and administrative expenses, capital expenditures, implementation of strategic priorities, and as otherwise disclosed in the prospectus supplement.

Oppenheimer & Co. Inc. is acting as lead placement agent and Lake Street Capital Markets, LLC is acting as co-placement agent. The offering is expected to close on Nov. 27, 2015, subject to the satisfaction of customary closing conditions.

The shares and warrants described above are being offered by CDTi pursuant to a registration statement previously filed with and subsequently declared effective by the Securities and Exchange Commission. A prospectus supplement relating to the offering has been filed with the SEC and will be available on the SEC’s website at www.sec.gov. The Series A warrants and exchange warrants are being offered in a private placement under Section 4(a)(2) under the Securities Act of 1933 (the “Securities Act”), and Rule 506(b) promulgated thereunder and have not been registered under the Securities Act.

This press release shall not constitute an offer to sell or the solicitation of an offer to buy any of the securities described herein, nor shall there be any sale of these securities in any state or jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such state or jurisdiction. Copies of the prospectus supplement and accompanying base prospectus relating to this offering may be obtained from Oppenheimer & Co. Inc., c/o Broadridge Financial Services, 1155 Long Island Avenue, Edgewood, NY, 11717, Attn: Prospectus Department, or by calling (631) 274-2806 or by accessing the SEC’s website at www.sec.gov.

About CDTi

CDTi manufactures and distributes vehicle emissions control products that leverage its advanced materials technology. CDTi’s proprietary technologies provide high-value sustainable solutions to reduce hazardous emissions, increase energy efficiency and lower the carbon intensity of on- and off-road combustion engine systems. With a continuing focus on innovation-driven commercialization and global expansion, CDTi’s breakthrough Powder-to-Coat (P2C™) technology exploits its high-performance, advanced low-platinum group metal (PGM) emission reduction catalysts. Key technology platforms include Mixed Phase Catalyst (MPC®), Base Metal Activated Rhodium Support (BMARS™), Synergized PGM (SPGM™), Zero PGM (ZPGM™) and Spinel™. Headquartered in Oxnard, California, CDTi has operations in Canada, Japan, the United Kingdom and Sweden. For more information, please visit www.cdti.com.

Forward-Looking Statements

Certain statements included in this press release are intended as “forward-looking statements.” These statements include assumptions, expectations, predictions, intentions or beliefs about future events, particularly the consummation of the transaction described above. All such statements are subject to certain risks and uncertainties, many of which are difficult to predict and generally beyond the control of the Company, which could cause actual results to differ materially from those expressed in, or implied or projected by, the forward-looking information and statements. These risks and uncertainties include, but are not limited to, risks related to: the Company’s ability to satisfy certain conditions to closing on a timely basis or at all, as well as other risks and uncertainties described under the “Risk Factors” contained in the Company’s periodic and interim SEC reports, including but not limited to, its Annual Report on Form 10-K, its Quarterly Reports on Form 10-Q, and its Current Reports on Form 8-K filed from time to time with the SEC. Readers are cautioned not to place undue reliance on these forward-looking statements that speak only as of the date hereof, and the Company does not undertake any obligation to revise and disseminate forward-looking statements to reflect events or circumstances after the date hereof, or to reflect the occurrence of or non-occurrence of any events.

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Contact Information:

Becky Herrick or Cathy Mattison

LHA (IR Agency)

+1 415 433 3777

bherrick@lhai.com

cmattison@lhai.com